EXHIBIT II

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 2-80712) on Form S-8 of our report dated June 28, 2023 relating to our audit of the financial statements as of and for the year ended December 31, 2022, which appears in the annual report on Form 11-K of Chemed/Roto Rooter Savings & Retirement Plan for the year ended December 31, 2023.

/s/ Plante & Moran, PLLC

Southfield, Michigan

June 25, 2024